Exhibit 10.19

INNOSPEC INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective January 1, 2023

INNOSPEC INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of the 1st day of January, 2023, Innospec, Inc. (the “Controlling Company”) hereby amends and restates the Innospec Inc. Nonqualified Deferred Compensation Plan (the “Plan”).

BACKGROUND AND PURPOSE

A. Background.  The Plan was adopted effective as of January 1, 2019. Effective January 1, 2023, the Plan, as set forth in this document, is intended and should be construed as a restatement and continuation of the Plan as previously in effect. The Second Restated and Amended Innospec Active Chemicals LLC Nonqualified Deferred Compensation Plan will be merged with the Plan effective as of March 1, 2023.

B. Goal.  The Controlling Company desires to provide to key management employees of the participating companies the following benefits: (i) an opportunity to defer the receipt and income taxation of a portion of such employees’ annual compensation; and (ii) discretionary company deferred contributions.

C. Purpose.  This restatement is intended to (i) revise the provisions regarding eligibility to participate; (ii) clarify the compensation elements that are eligible to be deferred under the Plan at the election of participants; (iii) revise the maximum deferral rates permitted; (iv) revise the payment timing of death benefits; (v) update and clarify various administrative and operational provisions of the Plan; and (vi) reflect the merger of the Second Restated and Amended Innospec Active Chemicals LLC Nonqualified Deferred Compensation Plan into the Plan.

D. Type of Plan.  The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To amend and restate the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

INNOSPEC INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

i

	(c) Termination of Employment	6
1.36	SEU Award	6
1.37	SEU Contributions	6
1.38	SEU Election	7
1.39	Trust or Trust Agreement	7
1.40	Trustee	7
1.41	Valuation Date	7
1.42	Years of Service	7

ARTICLE II ELIGIBILITY AND PARTICIPATION		8
2.1	Generally	8
	(a) Deferral Contributions	8
	(b) Discretionary Contributions	8
2.2	Procedure for Admission	8
2.3	Cessation of Eligibility	8
2.4	Merger of Active Chemicals Frozen Plan	9
	(a) 409A Compliance	9
	(b) Beneficiary Designations	9

ARTICLE III PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING		10
3.1	Participants’ Accounts	10
	(a) Establishment of Accounts	10
	(b) Nature of Contributions and Accounts	10
	(c) Several Liabilities	10
	(d) General Creditors	10
3.2	Deferral Contributions	10
	(a) Effective Date	11
	(b) Term and Irrevocability of Election	11
	(c) Amount	12
3.3	Discretionary Contributions	12
3.4	Debiting of Distributions	12
3.5	Adjustment for Earnings and Losses	12
3.6	Value of Account	12
3.7	Vesting	12
	(a) Deferral Accounts	12
	(b) Discretionary Contribution Accounts.	12
	(c) Active Chemicals Frozen Plan Accounts	13
	(d) Forfeiture	13
3.8	Notice to Participants of Account Balances	13
3.9	Good Faith Valuation Binding	13
3.10	Errors and Omissions in Accounts	13

ARTICLE IV INVESTMENT FUNDS		14
4.1	Selection by Investment Committee	14
4.2	Participant Direction of Deemed Investments	14
	(a) Nature of Participant Direction	14
	(b) Investment of Contributions	14

	(c) Investment of Existing Account Balances	14
	(d) Administrative Committee Discretion	14

ARTICLE V PAYMENT OF ACCOUNT BALANCES		16
5.1	Amount of Benefit Payments for Account	16
5.2	Timing and Form of Distribution	16
	(a) Timing of Distributions	16
	(b) Form of Distributions	16
	(c) Modifications of Form of Payment Upon Retirement	17
	(d) Medium of Payment	17
	(e) Cash-out	17
5.3	Death Benefits	19
5.4	Distribution of Account Discretionary Contributions	19
	(a) Determination by Grantor	19
	(b) Default Payment in Absence of Designation by Grantor	19
5.5	Hardship Withdrawals	19
5.6	Taxes	20
	(a) Amounts Payable Whether or Not Account is in Pay Status	20
	(b) Amounts Payable Only if Account is in Pay Status	20
5.7	Offset of Account by Amounts Owed to the Affiliates	20
5.8	No Acceleration of Account Payments	21

ARTICLE VI CLAIMS		22
6.1	Rights	22
6.2	Claim Procedure	22
	(a) Initial Claim	22
	(b) Appeal	23
6.3	Satisfaction of Claims	24

ARTICLE VII SOURCE OF FUNDS; TRUST		25
7.1	Source of Funds	25
7.2	Trust	25
	(a) Establishment	25
	(b) Distributions	25
	(c) Status of the Trust	25
7.3	Funding Prohibition under Certain Circumstances	25

ARTICLE VIII ADMINISTRATIVE AND INVESTMENT COMMITTEES		26
8.1	Action of Administrative Committee	26
8.2	Rights and Duties of Administrative Committee	26
8.3	Compensation, Indemnity and Liability	27
8.4	Investment Committee	27
	(a) Appointment	27
	(b) Duties	27
8.5	Delegation and Discretion	27
	(a) Delegation	27
	(b) Discretion	27

ARTICLE IX AMENDMENT AND TERMINATION		28
9.1	Amendments	28
9.2	Termination of Plan	28
	(a) Freezing	28
	(b) Termination	28

ARTICLE X MISCELLANEOUS		29
10.1	Beneficiary Designation	29
	(a) General	29
	(b) No Designation or Designee Dead or Missing	29
10.2	Distribution Pursuant to Domestic Relations Order	29
10.3	Taxation and Construction under 409A	29
10.4	No Employment Contract	30
10.5	Headings	30
10.6	Gender and Number	30
10.7	Assignment of Benefits	30
10.8	Legally Incompetent	30
10.9	Governing Law	30

EXHIBIT A		A-1

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. As determined by the Administrative Committee, an Account may be divided into separate subaccounts.

1.2 Active Chemicals Frozen Plan means the Second Restated and Amended Innospec Active Chemicals LLC Nonqualified Deferred Compensation Plan, which will be merged into the Plan effective as of March 31, 2023.

1.3 Administrative Committee means the committee designated by the Board to act on behalf of the Controlling Company to administer the Plan. If at any time the Board has not designated an Administrative Committee, the Controlling Company will serve as the Administrative Committee. Subject to the limitation in Section 8.1 relating to decisions that affect solely their own benefits under the Plan, individuals who are management level employees and/or Participants may serve as members of the Administrative Committee. The Administrative Committee will act on behalf of the Controlling Company to administer the Plan, all as provided in Article VIII.

1.4 Affiliate means the Controlling Company and any corporation or other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c). Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred with any Participating Company, the term “Affiliate” will include such Participating Company and all entities that would be treated as a single employer with such Participating Company under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

1.5 Base Salary means, for a Participant for any Plan Year, the total of such Participant’s base salary, prior to any deductions, for such Plan Year payable either (i) before the Participant’s Separation from Service; or (ii) within 2 weeks after the date of the Participant’s Separation from Service, but specifically excluding any such amounts that are paid to the Participant by Affiliates that are not active Participating Companies.

1.6 Base Salary Contributions means, for a Participant for each Plan Year, the portion of such Participant’s Base Salary deferred under the plan pursuant to Section 3.2.

1.7 Beneficiary means, with respect to a Participant, the person(s) designated in accordance with Section 10.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

1.8 Bonus means, for a Participant for any Plan Year, that portion of an Eligible Employee’s compensation for that Plan Year, payable either (i) before the Participant’s Separation from Service; or (ii) within 2 weeks after the date of the Participant’s Separation from Service, prior to any deductions, as a bonus under any annual division-based bonus program of a Participating Company, whether such bonus is paid quarterly or annually.

1.9 Bonus Contributions means, for a Participant for any Plan Year, that portion of such Participant’s Bonus deferred under the Plan pursuant to Section 3.2.

1.10 Bonus Election means a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his Bonus.

1.11 Board means the Board of Directors of the Controlling Company.

1.12 Code means the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.

1.13 Controlling Company means Innospec, Inc., a Delaware corporation.

1.14 Deferral Contributions means, for each Plan Year, a Participant’s Base Salary Contributions, SEU Contributions and Bonus Contributions.

1.15 Disability or Disabled means that (A)(i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Affiliate that employs the Participant; or (iii) determined to be totally disabled by the Social Security Administration; and (B) the Participant is considered disabled within the meaning of Code Section 409A.

1.16 Discretionary Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.3.

1.17 Effective Date means January 1, 2023, the date that this amendment and restatement of the Plan will be effective. The Plan was initially effective on January 1, 2019.

1.18 Eligible Employee means, for a Plan Year, an individual (i) who is on the U.S. payroll of a Participating Company; and (ii) except as otherwise determined by the Administrative Committee in its sole discretion, who holds a position of Vice President or higher with a Participating Company. The Administrative Committee, from time to time and in its sole discretion, may designate such other individuals, on an individual basis or as part of a specified group, as eligible to participate in the Plan. Notwithstanding the foregoing, to be an “Eligible Employee”, such an employee must be a member of a select group of key management or highly compensated employees of the Affiliates.

1.19 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.20 FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

1.21 Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent (as defined in Code Section 152(a)) or the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Administrative Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan.

Examples of what are not considered Financial Hardships include the need to send a Participant’s child to college or the desire to purchase a home.

1.22 Investment Committee means the Innospec Retirement Plan Committee, or successor fiduciary committee that is appointed to oversee the investment of the Controlling Company’s 401(k) plan. The Investment Committee will serve as the committee that will make and effect investment decisions, as provided in Article VIII. To the extent that an Investment Committee is not appointed, the Controlling Company will be the Investment Committee.

1.23 Investment Election means an election, made in such form as the Administrative Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account will be deemed to be invested.

1.24 Investment Funds means the investment funds selected from time to time by the Investment Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.25 Key Employee means a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation means all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).

1.26 Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

1.27 Participating Company means all Affiliates, except that any Affiliate may be excluded from active participation in the Plan for a given Plan Year by action of the Administrative Committee. In the event that an Affiliate has been a Participating Company in the Plan for one or more Plan Years but is excluded from future active participation in the Plan by Administrative Committee action, such Affiliate will be considered a Participating Company hereunder solely with respect to provisions related to existing Accounts and will not be considered an active Participating Company. Excluded Affiliates may be listed on Schedule A hereto (which may be updated from time to time without necessity of amending the Plan), or in other records of the Administrative Committee.

1.28 Payment Date means the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump-sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.

1.29 Performance-Based Bonus means any bonus or award, the amount of which or the entitlement to which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. For all or part of a Bonus or SEU Award to be performance-based with respect to a Participant’s Bonus Election or SEU Election, the following requirements must be met:

(a) The performance criteria must be established in writing no later than 90 days after the beginning of the applicable “performance period”;

(b) The outcome of the performance criteria must be substantially uncertain when the criteria are established;

(c) No portion of the Bonus or SEU Award that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established, will be considered a Performance-Based Bonus;

(d) A Performance-Based Bonus will not include payments based upon subjective performance criteria unless:

(i) the subjective performance criteria are bona fide and relate to the Participant’s performance, the performance of a group of employees that includes the Participant, or the performance of a business unit for which the Participant provides services (which may include all Affiliates); and

(ii) the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4), applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

A Performance-Based Bonus that otherwise meets the above criteria may provide for payment regardless of satisfaction of the performance criteria upon the Participant’s death, Disability, or a change in control event (as defined in Treasury Regulations Section 1.409A-3(i)(5)(i)). Any amount that actually becomes payable upon such events without regard to the satisfaction of the performance criteria will not be considered a Performance-Based Bonus to which an election under Section 3.1(a)(2) may apply.

1.30 Plan means the Innospec Inc. Nonqualified Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

1.31 Plan Year means the 12-consecutive-month period ending on December 31 of each year.

1.32 Retirement means a Participant’s Separation from Service upon or after reaching Retirement Age.

1.33 Retirement Age means, with respect to a Participant, the earliest age at which the Participant has both (i) reached age 50; and (ii) completed 5 Years of Service.

1.34 Salary Deferral Election means a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan a portion of his Base Salary.

1.35 Separate from Service or Separation from Service means that a Participant separates from service with the Participating Company that is his employer and its Affiliates, as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant Separates from Service if the Participant dies, retires or otherwise has a termination of employment with all Affiliates, determined in accordance with the following:

(a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with an Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, for all Accounts other than Active Chemicals Frozen Accounts, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence will be substituted for such 6-month period.

(b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must Separate from Service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to Affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

(c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliates and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to all Affiliates if the Participant has been providing services to all Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

1.36 SEU Award means, for a Participant for any Plan Year, that portion of an Eligible Employee’s compensation for that Plan Year, payable either (i) before the Participant’s Separation from Service; or (ii) within 2 weeks after the date of the Participant’s Separation from Service, prior to any deductions, as an SEU (Stock Equivalent Unit) Award, but specifically excluding any such amounts that are paid to the Participant by Affiliates that are not active Participating Companies.

1.37 SEU Contributions means, for a Participant for any Plan Year, that portion of such Participant’s SEU Award deferred under the Plan pursuant to Section 3.2.

1.38 SEU Election means a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his SEU Award.

1.39 Trust or Trust Agreement means the separate agreement or agreements between the Controlling Company and the Trustee governing the cash and other property that is held by the Trustee (or any nominee thereof) for purposes of setting aside assets to pay benefits under the Plan, and all amendments thereto.

1.40 Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

1.41 Valuation Date means each day on which the Trustee operates, and is open to the public, for its business; provided, the value of an Account on a day other than a Valuation Date will be the value determined as of the immediately preceding Valuation Date.

1.42 Years of Service means a Participant’s number of whole consecutive 12-month periods of employment with the Affiliates beginning on the Participant’s most recent date of hire. If a Participant terminates employment with the Affiliates and is later rehired, previous Years of Service may be taken into account to the extent determined by the Administrative Committee.Notwithstanding the foregoing, with respect to Active Chemicals Frozen Plan accounts: (A) Years of Service means the accumulation of 12 months of service as an employee; and (B)(i) an employee receives credit for each month in which he or she completes one hundred and forty (140) hours of service, commencing with the month in which he or she first performs an hour of service and ending on the date of Separation From Service; (ii) for up to three (3) months during which no services are performed within twelve (12) consecutive months, the employee receives credit for hours for which employee is paid, or entitled to payment, such as for holiday, illness, jury duty, leave of absence, military duty, or vacation; and (iii) the employee also receives credit for each hour for which back pay is either awarded or agreed to by Innospec Active Chemicals LLC (and any successor thereto, and all persons and entities with which Innospec Active Chemicals LLC and its successors would be considered a single employer under Code Section 414(b) or 414(c)), and the hour is credited to the period to which the award or agreement relates.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Generally.

(a) Deferral Contributions. Each individual who is an Eligible Employee, determined as of October 1 prior to the beginning of a Plan Year, will be eligible to participate in the Plan with respect to Deferral Contributions for such Plan Year.

(b) Discretionary Contributions. Each individual who (i) is an Eligible Employee, determined as of October 1 prior to the beginning of a Plan Year, and (ii) makes a Salary Deferral Election and/or Bonus Election during annual open enrollment for such Plan Year, will be eligible to participate in the Plan with respect to Discretionary Contributions for such Plan Year. In addition, the Participating Companies may select at any time or times any employee of the Affiliates who is a member of a select group of key management or highly compensated employees of the Affiliates for participation in the Plan with respect to Discretionary Contributions, subject to such conditions as the Participating Companies may specify.

2.2	Procedure for Admission.

The Administrative Committee may require a Participant to complete such forms and provide such data as the Administrative Committee determines in its sole discretion. Such forms and data may include, without limitation, a Salary Deferral Election, a Bonus Election, an SEU Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.

2.3	Cessation of Eligibility.

The Administrative Committee may remove a Participant from active participation in the Plan if he ceases to satisfy the criteria which qualified him as an Eligible Employee, in which case (i) his Deferral Contributions under the Plan will not apply to compensation earned in any Plan Year after the Plan Year in which he ceases to satisfy the criteria which qualified him as an Eligible Employee; and (ii) his Discretionary Contributions will cease as of the date he is removed from active participation. Even if his active participation in the Plan ends, a Participant will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an individual is an inactive Participant in the Plan, his Account will continue to be adjusted for earnings and losses as provided for in Section 3.5.

2.4	Merger of Active Chemicals Frozen Plan.

Effective as of March 1, 2023, the Active Chemicals Frozen Plan will be merged with and into the Plan. As a result of such merger, the following rules will apply in addition to the rules otherwise set forth in the Plan:

(a) 409A Compliance. Notwithstanding anything in the Plan to the contrary, the terms of the Plan are intended to comply with Code Section 409A with regard to the accounts that transferred from the Active Chemicals Frozen Plan, and will be construed and operated accordingly. No changes to payment terms of Active Chemicals Frozen Plan accounts that would violate Code Section 409A are intended by the terms of this Plan.

(b) Beneficiary Designations. Beneficiary designations applicable under the Active Chemicals Frozen Plan as of February 28, 2023, will be cancelled and will not apply under the Plan.

ARTICLE III

PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING

3.1	Participants’ Accounts.

(a) Establishment of Accounts.  The Administrative Committee will establish and maintain an Account on behalf of each Participant. Each Account will be credited with (i) Deferral Contributions (separated as necessary or helpful into Base Salary Contributions, SEU Contributions and Bonus Contributions), (ii) Discretionary Contributions, and (iii) earnings attributable to such Account, and will be debited by the amount of all distributions and investment losses attributable to such Account. Each Account of a Participant will be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.

(b) Nature of Contributions and Accounts.  The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets will actually be set aside for such Participant, and all payments to a Participant under the Plan will be made from the general assets of the Participating Companies.

(c) Several Liabilities.  Each Participating Company will be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of (i) all undistributed Deferral Contributions, (ii) all undistributed Discretionary Contributions, and (iii) all investment earnings attributable to the amounts described in clauses (i)-(ii) hereof. The Administrative Committee will allocate the total liability to pay benefits under the Plan among the Participating Companies, and the Administrative Committee’s determination will be final and binding.

(d) General Creditors.  Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan will be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of such Participating Company.

3.2	Deferral Contributions.

Each Eligible Employee who is eligible to participate in the Plan for a Plan Year may elect to have Deferral Contributions made on his behalf for such Plan Year by completing and delivering to the Administrative Committee (or its designee) a Salary Deferral Election, SEU Election and/or a Bonus Election, setting forth the terms of his election(s). Subject to the terms and conditions set forth below, a Salary Deferral Election may provide for the reduction of an Eligible Employee’s Base Salary earned during the Plan Year for which the Salary Deferral Election is in effect, an SEU Election may provide for the reduction of an Eligible Employee’s SEU Award earned during the Plan Year for which the SEU Election is in effect, and a Bonus

Election may provide for the reduction of an Eligible Employee’s Bonus earned during the Plan Year for which the Bonus Election is in effect. The following terms will apply to such elections:

(a) Effective Date.

(i) General Deadline. A Participant’s Salary Deferral Election, SEU Election and Bonus Election for the compensation earned during a Plan Year must be made before the first day of such Plan Year, except as provided in subsection (ii) below.

(ii) Special Rule for Performance-based Compensation. To the extent that the Administrative Committee has determined that all or part of the Bonus or SEU Award for a Plan Year qualifies as a Performance-Based Bonus, and permits an election under this subsection, a Participant’s Bonus Election or SEU Election for such Performance-Based Bonus may be made or changed (A) after the deadline specified in subsection (a)(i), but (B) no later than the date that is 6 months before the end of the period over which the Performance-Based Bonus is earned (generally, June 30 of such Plan Year). In order to be eligible for the election deadline in this subsection, the Participant must perform services continuously from the later of the date the performance criteria for the Performance-Based Bonus are established or the first day of the performance period (i.e., January 1 for a calendar year bonus) until the date the Participant makes such Bonus Election or SEU Election. Furthermore, if all or a portion of the Performance-Based Bonus is “readily ascertainable” on the date the Participant makes a Bonus Election or SEU Election under this subsection, the Participant’s Bonus Election or SEU Election under this subsection will apply only to the portion of such bonus or award that is not then “readily ascertainable,” if any. The determination of when an amount of compensation is considered to be “readily ascertainable” will be made pursuant to guidance issued under Code Section 409A, which generally provides that compensation is “readily ascertainable” when the amount is first both calculable and substantially certain to be paid.

(b) Term and Irrevocability of Election. An Eligible Employee may change (i) his Salary Deferral Election, SEU Election and/or Bonus Election for the Plan Year any time prior to the deadline specified in subsection (a)(i) above; and/or (ii) his Bonus Election or SEU Election for the Plan Year any time prior to the deadline specified in subsection (a)(ii) above to the extent applicable, but in either case only to the extent permitted by, and subject to any restrictions or procedures determined by, the Administrative Committee. Upon the latest of the deadlines specified in (a)(i) or (a)(ii) above that applies to an election, each Participant’s Salary Deferral Election, SEU Election and/or Bonus Election, or failure to elect, will become irrevocable for the Plan Year except as provided under this subsection (b). Each Participant’s Salary Deferral Election, SEU Election and Bonus Election will remain in effect only for the Plan Year for which it is made. A Participant’s Salary Deferral Election, SEU Election and Bonus Election may be cancelled in the discretion of the Administrative Committee as permitted under Code Section 409A (for example, on the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A). If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company, his Salary Deferral Election, SEU Election and Bonus Election with the first

Participating Company will remain in effect and will apply to his compensation from the second Participating Company until terminated in accordance with this subsection.

(c) Amount.

(i) Salary Deferrals. A Participant may elect to defer his Base Salary up to a maximum of 50% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year).

(ii) Bonus and SEU Deferrals. A Participant may elect to defer his Bonus and/or SEU Award up to 75% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year).

3.3	Discretionary Contributions.

The amount of a Discretionary Contribution (if any) will be determined by the Participating Company granting such Discretionary Contribution in its sole discretion. The Administrative Committee will credit any such Discretionary Contribution to the Account of a Participant as of any Valuation Date.

3.4	Debiting of Distributions.

As of each Valuation Date, the Administrative Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.5	Adjustment for Earnings and Losses.

As of each Valuation Date, the Administrative Committee will credit to each Participant’s Account the amount of earnings and/or debit the amount of losses applicable thereto for the period since the immediately preceding Valuation Date. Such adjustment for earnings and/or losses will be effected as of each Valuation Date, pursuant to procedures established by the Administrative Committee.

3.6	Value of Account.

The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings deemed credited to his Account as of such date, determined in accordance with this Article, reduced by any distributions.

3.7	Vesting.

(a) Deferral Accounts. A Participant will at all times be fully vested in his Deferral Contributions and the earnings credited to his Account with respect to such Deferral Contributions.

(b) Discretionary Contribution Accounts. Except as otherwise provided by the Participating Company before or at the time a Discretionary Contribution is made, or as otherwise provided in subsections (i) and (ii) below, a Participant will become 100% vested in an allocation of Discretionary Contributions and the earnings credited with respect thereto on the third anniversary of the grant date of such Discretionary Contributions, provided he remains employed by the Affiliates continuously through such anniversary date. For purposes of this paragraph, the grant date for Discretionary Contributions made on or after January 1, 2023, will be deemed to be March 1 of the calendar year in which the Discretionary Contribution is made.

(i) Other Vesting Schedules. If applicable, in lieu of any other vesting schedule established hereunder, a Participant’s Discretionary Contribution and the earnings credited with respect thereto will vest at the time or times provided in any employment agreement, offer letter or other valid written agreement between the Participant and the Affiliates.

(ii) Acceleration. Notwithstanding anything herein to the contrary, a Participant will become fully vested in his Discretionary Contributions and the earnings credited with respect thereto upon the Participant’s death, Disability or reaching Retirement Age while employed by the Affiliates.

(c) Active Chemicals Frozen Plan Accounts. All Accounts transferred from the Active Chemicals Froze Plan will be 100% vested at all times.

(d) Forfeiture. Upon a Participant’s termination of employment or Separation from Service (whichever occurs first) with all Affiliates, the unvested portion of such Participant’s Account will be immediately forfeited.

3.8	Notice to Participants of Account Balances.

At least once for each Plan Year, the Administrative Committee will cause a written statement of a Participant’s Account balance to be distributed to the Participant.

3.9	Good Faith Valuation Binding.

In determining the value of the Accounts, the Administrative Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.

3.10	Errors and Omissions in Accounts.

If an error or omission is discovered in the Account of a Participant, the Administrative Committee, in its sole discretion, will cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV

INVESTMENT FUNDS

4.1	Selection by Investment Committee.

From time to time, the Investment Committee will select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Investment Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.

4.2	Participant Direction of Deemed Investments.

Each Participant generally may direct the manner in which his Account will be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder will be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.

(b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections, and each such election will apply to the specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time-to-time. Any Investment Election made pursuant to this subsection with respect to future contributions will remain effective until changed by the Participant.

(c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Each such election will be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.

(d) Administrative Committee Discretion. The Administrative Committee will have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections, and the establishment of a default investment selection in the event a Participant fails to make an investment election. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V

PAYMENT OF ACCOUNT BALANCES

5.1	Amount of Benefit Payments for Account.

Payment of a benefit amount from a Participant’s Account as of any Payment Date hereunder will be calculated by determining the vested amount credited to the Participant’s Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

5.2	Timing and Form of Distribution.

(a) Timing of Distributions.

(i) Generally. Except as provided in Sections 5.3 and 5.4 and subsections (a)(ii), (b) and (c) hereof, the Payment Date for a Participant’s Account will be: (i) within 60 days after the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) within 60 days after the 6-month anniversary of the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.

(ii) Active Chemicals Frozen Accounts. Except as provided in Sections 5.3 and 5.4 and subsections (b) and (c) hereof, the Payment Date for a Participant’s Active Chemicals Frozen Plan subaccount will be within 60 days after the date the Participant Separates from Service; provided, in the case of a Participant who is a Key Employee on the date he Separates from Service, no payment will be made before the date that is six months after the date of Separation from Service or, if earlier, the date of death. Payments from the Active Chemicals Frozen Plan subaccount to which a Key Employee would otherwise be entitled during the first 6 months following Separation from Service will be accumulated and paid on the first day of the seventh month following the date of Separation from Service.

(b) Form of Distributions.

(i) Single-Sum Payment. Except as provided in Section 5.4 and subsections (b)(ii) and (c) hereof, the portion of a Participant’s Account payable on a given Payment Date will be distributed in the form of a single lump-sum payment.

(ii) Annual Installments.

(A) Election of Annual Installments for Retirement Distributions. A Participant may elect, at the time he makes a Salary Deferral Election, SEU Election and/or Bonus Election for a Plan Year, to receive the benefit attributable to such election for such Plan Year, to the extent such benefit is payable upon the Participant’s Retirement, in the form of annual installments.

(B) Installment Periods. The installment payments elected hereunder will be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings and losses between payments), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant will be specified at the time the Participant makes the election in which the installment payments are elected. Each installment payment will be calculated by dividing the then-current balance of the subaccount that is being paid under the installment distribution by the number of installment payments that then remain to be paid.

(C) Installments for Active Chemicals Frozen Plan Accounts. Payment of accounts transferred from the Active Chemicals Frozen Plan will be made in annual installments for a period of 10 years, to the extent that the benefit is payable upon the Participant’s Retirement. The amount of each installment payment after the initial payment will be equal to the balance of the Participant’s Active Chemicals Frozen Plan subaccount as of the date that is 7 days before the anniversary of the date installments commenced, divided by the number of installments remaining to be paid, but not to exceed the remaining balance of the Active Chemicals Frozen Plan subaccount.

(c) Modifications of Form of Payment Upon Retirement.

(i) Availability of Election. A Participant may make one election with respect to a given subaccount (other than any Active Chemicals Frozen Plan subaccount) to change the form of payment upon Retirement to: (A) change from a lump sum payment to annual installment payments, (B) change the number of installment payments previously elected, or (C) change installments to a lump sum. Any election under this subsection will specify the number of installment payments elected, if any.

(ii) Delay in Payment Date. In the event of an election under subsection (c)(i) to change in the form of payment of a subaccount upon Retirement, the Payment Date for such portion of the Participant’s Account will be delayed to 5 years after the Payment Date that would have applied.

(iii) Restrictions. Any election under this subsection (c) will not take effect until 12 months after the date on which the election is made, and, if made within 12 months before the payment was scheduled to begin or be made under the previous payment terms, will not be effective.

(d) Medium of Payment. All distributions will be made in the form of cash.

(e) Cash-out.

(i) Employee Deferral Cashout. Except as provided in subsection (v) below, if at any time a Participant’s Account balance attributable to the aggregate of his

Deferral Contributions does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay the Participant’s entire Account balance attributable to Deferral Contributions in an immediate single-sum payment. For purposes of determining the amount of Deferral Contributions in a Participant’s Account in order to apply this provision, any deferrals of compensation that the Participant has elected under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Account balance attributable to Deferral Contributions hereunder.

(ii) Cashout of Employer Contributions. Except as provided in subsection (v) below, if at any time a Participant’s Account balance, other than amounts attributable to Deferral Contributions, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such portion of the Participant’s Account balance in an immediate single-sum payment. For purposes of determining the amount of a Participant’s Account other than Deferral Contributions in order to apply this provision, any deferrals of compensation other than Participant elective deferrals under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Account balance other than amounts attributable to Deferral Contributions hereunder.

(iii) Documentation of Determination. Any exercise of the Administrative Committee’s discretion pursuant to subsections (i) and (ii) must be evidenced in writing no later than the date of the distribution.

(iv) Mandatory Cash-Out. Notwithstanding anything in this Section or a Participant’s election to the contrary:

(A) If a Participant’s total vested Account balance (excluding the Active Chemicals Frozen Plan subaccounts) is $25,000 or less on the date of the Participant’s Separation from Service, such Participant’s vested Account (other than the Active Chemicals Frozen Plan subaccounts) will be distributed in a single lump-sum payment and any installment election will not apply.

(B) If a Participant’s total vested Account balance attributable to the aggregate of his Deferral Contributions is $25,000 or less on the date of the Participant’s Separation from Service, such Participant’s vested Account attributable to the aggregate of his Deferral Contributions will be distributed in a single lump-sum payment and any installment election will not apply. For clarity, the Active Chemicals Frozen Plan subaccounts will not be taken into account in applying this Section.

(C) If a Participant’s total vested Account balance attributable to the aggregate of his Discretionary Contributions is $25,000 or less on the date of the Participant’s Separation from Service, such Participant’s vested Account attributable to the aggregate of his Discretionary Contributions will be distributed in a single lump-sum payment and any installment election will not apply. For clarity, the Active Chemicals Frozen Plan subaccounts will not be taken into account in applying this Section.

(v) Six Month Delay for Key Employees. Notwithstanding the foregoing, to the extent provided by Code Section 409A, with respect to a Participant who is a Key Employee on the date he Separates from Service, no payment under this subsection (e) made on account of such Participant’s Separation from Service will be made within 6 months after the date the Participant Separates from Service.

5.3	Death Benefits.

If a Participant dies before full payment of his Account is made, his Beneficiary or Beneficiaries will be entitled to receive a distribution of the entire vested amount credited to such Participant’s Account. The Account will be distributed to such Beneficiary or Beneficiaries in the form of a single-sum payment no later than December 31 of the next calendar year following the date of the Participant’s death.

5.4	Distribution of Account Discretionary Contributions.

(a) Determination by Grantor. Subject to Sections 5.2(f) and 5.3, distribution of any Discretionary Contributions from a Participant’s Account will be made in the form and at the time specified by the Participating Company (with the Administrative Committee’s approval) when such Discretionary Contribution is declared or otherwise established. In making such specification, the Participating Company may provide that Discretionary Contributions (adjusted for earnings and losses) will be distributed at the same time and in the same form of payment applicable to such Participant’s Salary Deferral Election, SEU Election or Bonus Election, if any (including any modifications thereafter made in accordance with the provisions of this Article), applicable to the Plan Year in which the Discretionary Contribution is made, but only if such Salary Deferral Election, SEU Election or Bonus Election, whichever is applicable, was made before the first day of the first Plan Year in which services to which the Discretionary Contribution are attributable are performed.

(b) Default Payment in Absence of Designation by Grantor. If the Participating Company does not designate a time and form of payment for a particular Discretionary Contribution as provided in subsection (a), then such Discretionary Contribution and earnings attributable thereto will be distributed in the form provided in Section 5.2(b)(i), and the Payment Date will be determined under Section 5.2(a), subject to Sections 5.2(c), 5.2(e) and 5.3.

5.5	Hardship Withdrawals.

Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee will cause the applicable Participating Company to pay an in-service distribution to such Participant from the Participant’s vested Account. Such distribution will be paid in a lump sum payment within 90 days after the date that the Administrative Committee makes its determination that the Participant has suffered a Financial Hardship (assuming that the Financial Hardship exists on that date), which must be prior to the Participant’s Separation from Service. The amount of such lump sum payment will be limited to the amount of such Participant’s vested Account reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under the Plan due to cancellation of a deferral election upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need will not take into account any additional compensation that due to the Financial Hardship is available under the Plan or another nonqualified deferred compensation plan but has not actually been paid. If payment is made hereunder upon a Financial Hardship, it will be so designated at the time of payment. The amount of such distribution will reduce the Participant’s Account balance.

5.6	Taxes.

(a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder will become subject to FICA Tax or any state, local or foreign tax obligations, which a Participating Company will be required to pay or withhold prior to the time the Participant’s Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.

(b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder is subject to any taxes which a Participating Company will be required to pay or withhold at the time the Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax out of any monies or other property that the Participating Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Account that is not then payable.

5.7	Offset of Account by Amounts Owed to the Affiliates.

Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any benefit payment or payments of a Participant’s or Beneficiary’s Account under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Affiliates. Notwithstanding the foregoing, no such offset will apply before the Account is otherwise payable under the Plan, unless the following requirements are satisfied: (i) the debt owed to the Affiliates was incurred in the ordinary course of the relationship between the Participant and the Affiliates, (ii) the entire amount of offset under this sentence and any similar provision in any plan that is required to be aggregated with the Plan under Code Section 409A in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary.

5.8	No Acceleration of Account Payments.

Except as otherwise provided in this Section, no payment scheduled to be made under this Article may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

ARTICLE VI

CLAIMS

6.1	Rights.

If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits and complaints concerning the investments of Plan assets (collectively referred to herein as “claim” or “claims”), such claimant must submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal, a Participant or Beneficiary will have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.

6.2	Claim Procedure.

(a) Initial Claim.  Claims for benefits under the Plan may be filed with the Administrative Committee on forms supplied by the Administrative Committee or in any other format acceptable to the Administrative Committee in its discretion, in accordance with subsection (a)(1) or (a)(2) hereof, as applicable.

(i) Generally.  Except as provided in subsection (a)(2) hereof, the Administrative Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Administrative Committee will furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension will not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(ii) Claims Based on an Independent Determination of Disability.  With respect to a claim for benefits under the Plan based on Disability (other than a determination of eligibility for long-term disability or Social Security disability benefits), the Administrative Committee will furnish to the claimant written notice of the disposition of a claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Administrative Committee require an extension of time for processing the claim, the Administrative Committee will furnish written notice of the extension to the claimant prior to the end of the initial 45-day period, and such extension will not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Administrative Committee require an additional extension of time for processing the claim, the Administrative Committee will furnish written notice of the second extension to the claimant prior to the end of the initial 30-day extension period, and such extension will not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(b) Appeal. Any Participant or Beneficiary who has been denied a benefit, or his duly authorized representative, will be entitled, upon request to the Administrative Committee, to appeal the denial of his claim in accordance with subsection (c)(1) or (c)(2) hereof, as applicable. The claimant or his duly authorized representative may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal.

(i) Generally.  Except as provided in subsection (b)(2) hereof, the form containing the request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a) hereof. The Administrative Committee’s decision will be made within 60 days following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Administrative Committee will furnish written notice to the claimant prior to the end of the initial 60-day period, and such an extension will not exceed one additional 60-day period. If unfavorable, the notice of decision will explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).

(ii) Claims Based on an Independent Determination of Disability.  With respect to an appeal of a denial of benefits under the Plan based on Disability (other than a determination of eligibility for long-term disability or Social Security disability benefits), the form containing the request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 180 days after receipt of the written notification of denial of a claim provided for in subsection (a) hereof. The Administrative Committee’s decision will be made within 45 days following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Administrative Committee will furnish written notice to the claimant prior to the end of the initial 45-day period, and such an extension will not exceed one additional 45-day period. The Administrative Committee’s review will not afford deference to the initial adverse benefit determination and will be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Administrative Committee will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision will explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, state the claimant’s right to bring a civil action under ERISA Section 502(a), and identify all medical or vocational experts whose advice was obtained by the Administrative Committee in connection with a claimant’s adverse benefit determination.

6.3	Satisfaction of Claims.

Any payment to a Participant or Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Participating Companies, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as will be determined by the Administrative Committee or the Participating Companies. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1	Source of Funds.

Except as provided in this Section and Section 7.2 (relating to the Trust), each Participating Company will provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company will have the obligation, and the Participant or Beneficiary who is due such benefits will look to such Participating Company to provide such benefits.

7.2	Trust.

(a) Establishment.  To the extent determined by the Controlling Company, the Participating Companies will transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust will be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of the Participating Companies.

(b) Distributions.  Pursuant to the Trust Agreement, the Trustee will make payments to Plan Participants and Beneficiaries in accordance with payment schedules provided by the Administrative Committee.

(c) Status of the Trust.  No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

7.3	Funding Prohibition under Certain Circumstances.

Notwithstanding anything in this Article to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE VIII

ADMINISTRATIVE AND INVESTMENT COMMITTEES

8.1	Action of Administrative Committee.

Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action will be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he will not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee will choose a secretary who will keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.

8.2	Rights and Duties of Administrative Committee.

The Administrative Committee will administer the Plan and will have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to the Participating Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Participating Company pursuant to the Plan;

(e) To maintain all the necessary records of the administration of the Plan;

(f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To have all powers elsewhere conferred upon it; and

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Administrative Committee will have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties.

8.3	Compensation, Indemnity and Liability.

The Administrative Committee and the Investment Committee and their members will serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee and Investment Committee will be paid by the Participating Companies. No member of the committees will be liable for any act or omission of any other member of the committees, nor for any act or omission on his own part, except with regard to his own willful misconduct. The Participating Companies will indemnify and hold harmless the Administrative Committee and the Investment Committee, and each member thereof, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee and/or Investment Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

8.4	Investment Committee.

(a) Appointment.  Members of the Investment Committee may be appointed, added, removed and/or replaced pursuant to the membership procedures that are established for the Investment Committee from time to time.

(b) Duties.  The Investment Committee will have the following responsibility and authority:

(i) To appoint one or more persons to serve as investment manager with respect to all or part of the Trust, if any; and

(ii) To provide the Trustee with general investment policy guidelines and directions to assist the Trustee respecting investments made pursuant to the terms of the Plan.

8.5	Delegation and Discretion.

(a) Delegation.  The Board, the Administrative Committee, and Investment Committee may delegate any authority or responsibilities they may have under the Plan to any other person.

(b) Discretion.  The Board, the Administrative Committee, and Investment Committee (and their designees) will have full and complete discretion to exercise all authority and carry out all responsibilities given to them under the Plan, and their decisions and actions will be binding on all Participants, Beneficiaries and other persons.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1	Amendments.

The Administrative Committee or the Board will have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Board. Any amendment will be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries will be bound by such amendment.

9.2	Termination of Plan.

(a) Freezing. The Controlling Company, through action of the Board, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. Upon the freezing of the Plan, Salary Deferral Elections, SEU Elections and Bonus Elections will not apply to Base Salary, SEU Awards or Bonuses earned after the Plan Year in which the Plan is frozen.

(b) Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Accounts will be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant will become 100% vested in his Account. Such termination will be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1	Beneficiary Designation.

(a) General.  Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.

(b) No Designation or Designee Dead or Missing.  In the event that:

(i) a Participant dies without designating a Beneficiary;

(ii) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(iii) the Beneficiary designated by a Participant cannot be located by the Administrative Committee within the maximum time limit for payment of benefits to such person;

then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan will be the Participant’s surviving spouse, if any, and if not, the estate of the Participant.

10.2	Distribution Pursuant to Domestic Relations Order.

Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s vested Account to an alternate payee, the Administrative Committee will cause the Controlling Company to pay a distribution to such alternate payee.

10.3	Taxation and Construction under 409A.

It is the intention of the Controlling Company that the benefits payable hereunder will not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company, or the Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Controlling Company that they will be deductible by the Participating Companies under Code Section 162. The Plan is intended to satisfy the requirements of Code Section 409A with respect to Accounts, the Plan will be interpreted in all ways consistent with such intention, and the Administrative Committee will use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

10.4	No Employment Contract.

Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.

10.5	Headings.

The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section will refer to a section of the Plan unless specified otherwise.

10.6	Gender and Number.

Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.7	Assignment of Benefits.

The right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except: (i) by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan; or (ii) pursuant to a valid domestic relations order, in accordance with Section 10.2.

10.8	Legally Incompetent.

The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Participating Company for the amount of such payment to the person on whose account such payment is made.

10.9	Governing Law.

The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Colorado. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the date set forth below.

INNOSPEC, INC.

By:	Brandy Buzzelli

Title:	VP HR, Americas

Date:	December 31 , 2022

EXHIBIT A

Non-Participating Companies

(See Section 1.26)

Company Names	Effective Date

None

A-1